Exhibit 99
PRESS RELEASE

FOR IMMEDIATE RELEASE:	February 15, 2008
For Further Information:	Mark S. Allio, Chairman, President and CEO
Phone: 330.576.1334
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES RECORD EARNINGS
FOR THE 4TH QUARTER OF 2007
Highlights
•	Net income totaled $297,000, or $.07 per diluted share, for the quarter ended December 31, 2007, an increase of 241% compared to $87,000 or $.02 per diluted share for the prior year quarter.

•	Total assets increased 18%, or $43.6 million, during 2007 to $279.6 million at December 31, 2007.

•	CFBank’s commercial, commercial real estate and multi-family loans increased 38%, or $47.5 million, during 2007.

•	Net interest income increased 19% during the 4th quarter of 2007 compared to the prior year quarter and 14% for the year ended December 31, 2007 compared to 2006.

•	Credit losses remain low while credit quality continues to remain constant. CFBank continues to monitor loan quality and adjusts the allowance for loan losses to reflect current loan characteristics and fluctuations. Since implementing the Bank’s commercial lending strategy in 2003, the Bank has not yet incurred a loss on a commercial loan. The Bank has no exposure to subprime lending activities.

•	The net loss for the year ended December 31, 2007 totaled $17,000, compared to $37,000 for the year ended December 31, 2006. The current year loss was primarily due to the cost of an arbitration loss and lease termination expense in the 3rd quarter of 2007 which reduced after-tax earnings by $511,000, or $.11 per diluted share.
Fairlawn, Ohio — February 15, 2008 — Central Federal Corporation (Nasdaq: CFBK) announced record net income for the 4th quarter of 2007 of $297,000, or $.07 per diluted share, compared to net income of $87,000, or $.02 per diluted share, in the 4th quarter of 2006. The net loss for the year ended December 31, 2007 totaled $17,000, or $.00 per diluted share, compared to a net loss of $37,000, or $.01 per diluted share, for 2006.

The net loss for 2007 was primarily due to the $511,000, or $.11 per diluted share, after-tax cost of an arbitration loss and lease termination expense. The arbitration loss, which represented $423,000 of the $511,000, resulted from an unfavorable decision in an arbitration brought by the former divisional President of Reserve Mortgage Services, Inc. (Reserve). Reserve had been acquired by the Company in October 2004 and was later merged into CFBank. The lease termination expense, which represented $88,000 of the $511,000, resulted from the move of CFBank’s mortgage banking operations to the Fairlawn office and negotiation of a settlement of the remaining future lease obligations at the former Reserve facility, which was owned by a company wholly owned by the former Reserve divisional President.
During 2007, CFBank continued successfully to execute its strategic plan focused on systematic growth. The result was an increase in total assets of $43.6 million, or 18.5%, during 2007 and included $47.5 million, or 37.6%, growth in commercial, commercial real estate and multi-family loans.
Mark S. Allio, Chairman, President and CEO stated, “Since the spring of 2005, CFBank has been executing a growth strategy which was crucial in our transition from a residentially focused savings and loan to a community bank which has added business banking, commercial real estate and commercial and industrial lending to our savings and loan foundation. As of December 2007, we have an adequate earning asset base to produce a return which has stabilized capital and has provided us a platform to implement the next stage of profitable incremental growth while managing credit risk as well as non-interest expenses.
“Implementing a growth strategy during a period of an inverted yield curve is extremely difficult since the return on the incremental growth will not be accretive in the short term. We needed to grow the balance sheet and net interest income regardless of the slope of the yield curve. During the inverted yield curve period, we have maintained a shorter duration of our liabilities than our earning assets. As the yield curve returns to a positive slope, we will benefit from the liability repricing and a resultant increase in our net interest margin. We are also pleased with the performance and credit quality of our loan portfolio.
“The communities and customers we serve have welcomed our brand promise as a partner in their banking needs and not just a provider of commodity financial products. With community and customer support and referrals, our asset base has doubled. Both business and retail customers appreciate our broad experience, knowledgeable people, access to decision-makers, customized solutions and execution with a sense of urgency. We look forward to their continued support, which will result in growth of CFBank and increased value to our shareholders.”
Net interest income
 The flat/inverted yield curve challenged growth in net interest income during 2007. Although loan growth positively affected gross interest income, which increased 28.3% in 2007, interest expense increased 42.2%, resulting in a 14.2% increase in net interest income in 2007 compared to 2006. Net interest margin declined from 3.39% for the year ended December 31, 2006 to 3.19% for 2007.
Gross interest income increased 21.4% in the 4th quarter of 2007 compared to the prior year quarter, and interest expense increased 23.1% during the same time frame, resulting in a 19.3% increase in net interest income for the 4th quarter of 2007 compared to the prior year quarter. Net interest margin increased from 3.20% in the 4th quarter of 2006 to 3.24% in the 4th quarter of 2007.

Reductions in the Federal Funds rate and an increase in the slope of the yield curve positively impacted net interest margin in the 4th quarter of 2007; however, management of the net interest margin in the current interest rate and competitive environment is a challenge, and continued pressure on margins is expected. CFBank continues to manage the net interest margin by matching asset and liability pricing closely to its business model.
Noninterest income
 Noninterest income totaled $149,000 and $728,000 for the quarter and year ended December 31, 2007, respectively, compared to $212,000 and $823,000 in the prior year periods. The decline in noninterest income in the current year was primarily due to lower mortgage loan production in 2007, which resulted in lower net gains on sales of loans.
Provision for loan losses
 CFBank continues to provide reserves for loan losses in relation to its loan growth, portfolio composition, current economic conditions and ascertainable credit risk information available. Since commercial lending began in 2003, the Bank has provided a total of $2.8 million to build the allowance for loan losses as the commercial lending portfolio has grown. To date the Bank has not incurred a loss on a commercial loan asset. The provision totaled $104,000 and $539,000 in the three months and year ended December 31, 2007 compared to $118,000 and $820,000 for the same periods in 2006.
In 2007, the Bank provided a larger loan loss provision on loans with less than satisfactory risk ratings based on review of current facts and judgment regarding changes in the risk characterization of these loans. As the portfolio has become more seasoned, significant credit problems have not appeared in loans with satisfactory risk ratings, which resulted in lower allocations to the allowance on these loans and a lower provision for loan losses in 2007.
CFBank continued to experience low levels of nonperforming loans and net loan charge-offs. Nonperforming loans totaled $391,000, or 0.17% of total loans, at December 31, 2007 compared to $297,000, or 0.16% of total loans, at December 31, 2006. For the quarter ended December 31, 2007, the Bank had net charge-offs totaling $3,000, or 0.01% on an annualized basis of average loans, compared to net charge-offs of $41,000, or 0.09% on an annualized basis of average loans, during the prior year quarter. Net recoveries totaled $36,000, or 0.02% of average loans, in 2007 compared to net charge-offs of $206,000, or 0.13%, in 2006.
The ratio of the allowance for loan losses to total loans was 1.15% at December 31, 2007 and 1.13% at December 31, 2006.
Management continues to diligently monitor credit quality in the existing portfolio and analyzes potential loan opportunities carefully in order to manage credit risk while implementing our growth strategy. We believe the allowance for loan losses is adequate to absorb probable incurred credit losses in the loan portfolio at December 31, 2007; however, future additions to the allowance may be necessary based on factors such as changes in client business performance, economic conditions, and sudden changes in real estate values.
Noninterest expense
 Noninterest expense totaled $1.7 million and $8.0 million for the quarter and year ended December 31, 2007. Noninterest expense for the year ended December 31, 2007 included the $774,000 pre-tax arbitration loss and lease termination expenses described previously. Salaries and employee benefits expense included a $641,000 arbitration loss paid to the former divisional President of Reserve. Occupancy and equipment expense included a $100,000 lease termination expense, and other expense included $33,000 lease termination expense.

Noninterest expense in the 4th quarter of 2007 totaled $1,721,000 and decreased $14,000, or 0.8%, compared to $1,735,000 in the prior year quarter. Noninterest expense for the year ended December 31, 2007, not including the arbitration loss and lease termination expense, totaled $7.2 million and increased $374,000, or 5.5%, from the prior year. The increase in noninterest expense in the current year was due to costs associated with additional operational resources necessary to further implement our strategic growth plan. Management leveraged growth during calendar year 2006 and was able to grow assets by 36.4%, or $63.0 million, with no increase in noninterest expense during that year. Additional expenses were incurred in the current year for the opening of CFBank’s office in Worthington, Ohio in the summer of 2007, replacing the office at Easton Town Center in Columbus, Ohio. Ohio franchise tax increased $122,000 in 2007 due to additional capital from the Company’s 2006 stock offering. Noninterest expenses in the current year were also incurred for marketing, advertising and additional human resources necessary to support growth.
Balance sheet activity
 Assets totaled $279.6 million at December 31, 2007, an increase of $43.6 million, or 18.5%, from $236.0 million at December 31, 2006. The growth was primarily due to growth in the loan portfolio and was funded with deposits and Federal Home Loan Bank (FHLB) advances.
Net loans totaled $230.5 million at December 31, 2007, an increase of $45.8 million, or 24.8%, from $184.7 million at December 31, 2006. Commercial, commercial real estate and multi-family loans totaled $173.9 million at December 31, 2007, an increase of $47.5 million, or 37.6%, from $126.4 million at December 31, 2006. Mortgage loans totaled $31.0 million at December 31, 2007, an increase of $865,000 from $30.1 million at December 31, 2006. Most of CFBank’s mortgage loan production was originated for sale. Consumer loans decreased $2.1 million and totaled $28.2 million at December 31, 2007 compared to $30.3 million at December 31, 2006. The decrease was primarily due to repayments on home equity lines of credit and auto loans.
Deposits totaled $194.3 million at December 31, 2007 and increased $26.7 million, or 15.9%, from $167.6 million at December 31, 2006. Certificate of deposit accounts increased $16.7 million and included a $16.2 million increase in brokered certificate of deposit accounts. Additionally, money market accounts increased $6.4 million, interest bearing checking accounts increased $4.2 million and noninterest bearing deposits increased $1.0 million. Traditional savings account balances decreased by $1.6 million.
FHLB advances totaled $49.5 million at December 31, 2007 and increased $17.0 million, or 52.3%, compared to $32.5 million at December 31, 2006. A $2.2 million economic development advance from the FHLB was drawn during the March 2007 quarter to fund construction of CFBank’s new Columbus regional office in Worthington, which opened in June 2007. The remaining increase in FHLB advances was used to fund loan growth.
Shareholders’ equity totaled $27.4 million at December 31, 2007 and decreased $1.7 million, or 5.8%, compared to $29.1 million at December 31, 2006 as a result of the net loss for the year, an $830,000 treasury stock repurchase and $1.2 million in dividends to shareholders.

About Central Federal Corporation and CFBank
 Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.
Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that such statements necessarily are based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and market conditions. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Consolidated Statements of Operations	Three months ended			Year ended
($ in thousands, except share data)	December 31,			December 31,
(unaudited)	2007	2006	change	2007	2006	change

Total interest income	$4,710	$3,881	21%	$17,523	$13,654	28%
Total interest expense	2,610	2,121	23%	9,795	6,889	42%

Net interest income	2,100	1,760	19%	7,728	6,765	14%

Provision for loan losses	104	118	-12%	539	820	-34%

Net interest income after provision for loan losses	1,996	1,642	22%	7,189	5,945	21%

Noninterest income
Service charges on deposit accounts	84	68	24%	287	232	24%
Net gain on sales of loans	26	87	-70%	233	326	-29%
Net loss on sale of securities	—	—	n/m	—	(5)	n/m
Other	39	57	-32%	208	270	-23%

Noninterest income	149	212	-30%	728	823	-12%

Noninterest expense
Salaries and employee benefits	970	986	-2%	4,601	3,788	21%
Occupancy and equipment	92	119	-23%	534	471	13%
Data processing	138	139	-1%	556	492	13%
Franchise taxes	82	44	86%	293	171	71%
Professional fees	64	74	-14%	358	428	-16%
Director fees	36	34	6%	148	149	-1%
Postage, printing and supplies	30	36	-17%	162	155	5%
Advertising and promotion	27	28	-4%	203	95	114%
Telephone	22	27	-19%	99	109	-9%
Loan expenses	13	24	-46%	23	101	-77%
Foreclosed assets, net	8	5	n/m	(30)	8	n/m
Depreciation	154	140	10%	619	506	22%
Other	85	79	8%	431	376	15%

Noninterest expense	1,721	1,735	-1%	7,997	6,849	17%

Income (loss) before income taxes	424	119	256%	(80)	(81)	-1%
Income tax expense (benefit)	127	32	297%	(63)	(44)	43%

Net income (loss)	$297	$87	241%	$(17)	$(37)	-54%

Share Data
Basic earnings (loss) per share	$0.07	$0.02		$—	$(0.01)
Diluted earnings (loss) per share	$0.07	$0.02		$—	$(0.01)
Cash dividends per share	$0.05	$0.09		$0.28	$0.36
Average shares outstanding — basic	4,421,255	4,529,766		4,467,750	4,452,119
Average shares outstanding — diluted	4,421,255	4,529,766		4,467,750	4,452,119
n/m — not meaningful

Consolidated Statements of Financial Condition
($ in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
(unaudited)	2007	2007	2007	2007	2006

Assets
Cash and cash equivalents	$3,894	$3,559	$3,370	$4,278	$5,403
Securities available for sale	28,398	28,927	30,770	30,519	29,326
Loans held for sale	457	721	795	1,029	2,000
Loans
Mortgages	30,998	30,618	29,569	29,508	30,133
Commercial, commercial real estate and multi-family	173,916	164,740	150,709	132,606	126,418
Consumer	28,245	28,885	30,828	30,491	30,253

Total loans	233,159	224,243	211,106	192,605	186,804
Less allowance for loan losses	(2,684)	(2,584)	(2,272)	(2,150)	(2,109)

Loans, net	230,475	221,659	208,834	190,455	184,695
Federal Home Loan Bank stock	1,963	1,963	1,963	1,963	2,813
Loan servicing rights	157	172	183	197	201
Foreclosed assets, net	86	109	262	—	—
Premises and equipment, net	5,717	5,834	5,835	4,535	4,105
Bank owned life insurance	3,769	3,742	3,710	3,678	3,646
Deferred tax asset	1,995	2,181	2,036	1,958	2,044
Accrued interest receivable and other assets	2,671	2,391	2,162	2,120	1,795

	$279,582	$271,258	$259,920	$240,732	$236,028

Liabilities and Shareholders’ Equity
Deposits
Noninterest bearing	$12,151	$12,040	$11,505	$9,872	$11,114
Interest bearing	182,157	174,450	165,612	155,647	156,477

Total deposits	194,308	186,490	177,117	165,519	167,591
Federal Home Loan Bank advances	49,450	50,175	48,045	38,170	32,520
Advances by borrowers for taxes and insurance	154	85	100	79	137
Accrued interest payable and other liabilities	3,136	2,274	2,007	2,946	1,540
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	252,203	244,179	232,424	211,869	206,943

Shareholders’ equity	27,379	27,079	27,496	28,863	29,085

	$279,582	$271,258	$259,920	$240,732	$236,028

Consolidated Financial Highlights	At or for the three months ended					At or for the year ended
($ in thousands except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
(unaudited)	2007	2007	2007	2007	2006	2007	2006

Earnings
Net interest income	$2,100	$1,981	$1,845	$1,802	$1,760	$7,728	$6,765
Provision for loan losses	$104	$293	$107	$35	$118	$539	$820
Noninterest income	$149	$164	$215	$200	$212	$728	$823
Noninterest expense	$1,721	$2,588	$1,836	$1,852	$1,735	$7,997	$6,849
Net income (loss)	$297	$(483)	$84	$85	$87	$(17)	$(37)
Basic earnings (loss) per share	$0.07	$(0.11)	$0.02	$0.02	$0.02	$—	$(0.01)
Diluted earnings (loss) per share	$0.07	$(0.11)	$0.02	$0.02	$0.02	$—	$(0.01)

Performance Ratios (annualized)
Return on average assets	0.43%	(0.72%)	0.13%	0.14%	0.15%	(0.01%)	(0.02%)
Return on average equity	4.34%	(7.04%)	1.18%	1.17%	1.19%	(0.06%)	(0.12%)
Average yield on interest-earning assets	7.27%	7.38%	7.11%	7.13%	7.07%	7.23%	6.84%
Average rate paid on interest-bearing liabilities	4.46%	4.68%	4.48%	4.37%	4.44%	4.50%	4.00%
Average interest rate spread	2.81%	2.70%	2.64%	2.75%	2.63%	2.73%	2.84%
Net interest margin, fully taxable equivalent	3.24%	3.15%	3.12%	3.24%	3.20%	3.19%	3.39%
Efficiency ratio	76.52%	120.65%	89.13%	92.51%	87.98%	94.57%	90.20%
Noninterest expense to average assets	2.48%	3.84%	2.90%	3.11%	2.99%	3.08%	3.20%

Capital
Equity to total assets at end of period	9.79%	9.98%	10.58%	11.99%	12.32%	9.79%	12.32%
Tangible equity to tangible assets	9.79%	9.98%	10.58%	11.99%	12.32%	9.79%	12.32%
Book value per share	$6.17	$6.11	$6.20	$6.33	$6.40	$6.17	$6.40
Tangible book value per share	$6.17	$6.11	$6.20	$6.33	$6.40	$6.17	$6.40
Period-end market value per share	$3.86	$5.48	$7.00	$6.90	$7.36	$3.86	$7.36
Dividends declared per common share	$0.05	$0.05	$0.09	$0.09	$0.09	$0.28	$0.36
Period-end common shares outstanding	4,434,787	4,434,787	4,434,787	4,559,787	4,543,662	4,434,787	4,543,662
Average basic shares outstanding	4,421,255	4,417,040	4,501,889	4,532,596	4,529,766	4,467,750	4,452,119
Average diluted shares outstanding	4,421,255	4,417,040	4,501,889	4,532,638	4,529,766	4,467,750	4,452,119

Asset Quality
Nonperforming loans	$391	$196	$168	$296	$297	$391	$297
Nonperforming loans to total loans	0.17%	0.09%	0.08%	0.15%	0.16%	0.17%	0.16%
Nonperforming assets to total assets	0.17%	0.11%	0.17%	0.12%	0.13%	0.17%	0.13%
Allowance for loan losses to total loans	1.15%	1.15%	1.08%	1.12%	1.13%	1.15%	1.13%
Allowance for loan losses to nonperforming loans	686.04%	1318.37%	1352.38%	726.35%	710.10%	686.04%	710.10%
Net charge-offs (recoveries)	$3	$(18)	$(16)	$(5)	$41	$(36)	$206
Annualized net charge-offs (recoveries) to average loans	0.01%	-0.03%	-0.03%	-0.01%	0.09%	-0.02%	0.13%

Average Balances
Loans	$227,943	$218,917	$201,737	$187,684	$180,417	$209,070	$161,453
Assets	$277,094	$269,763	$253,579	$237,906	$232,097	$259,586	$213,761
Shareholders’ equity	$27,363	$27,453	$28,378	$29,013	$29,275	$28,052	$29,702